Exhibit 99.1

For Immediate Release:

INTERNATIONAL ISOTOPES INC CLOSES ON REFINANCING ON FACILITIES

Denton, TX, October 16, 1998 - International Isotopes Inc (Nasdaq: INIS, BSE:
ITL) (I(3)), a manufacturer of finished radiopharmaceuticals, radioisotopes, pharmaceutical grade radiochemicals and medical devices, today announced that the Company closed on additional debt financing that allows the Company to recapture some of the initial IPO cash investments in facilities and equipment. The refinancing is provided by Texas State Bank, McAllen, Texas and provides $15,000,000 in a long-term loan collateralized by $35,000,000 in appraised assets and a $5,000,000 collateralized revolving line of credit secured by receivables.

"The refinancing of our long-term mortgages on facilities and equipment, commensurate with appraised values, provides additional working capital of approximately $6,500,000 plus access to an additional $5 million for production equipment while maintaining a conservative equity to debt ratio," according to Ira Lon Morgan, Ph.D., Chairman and Treasurer. "These proceeds will be used for the imminent production of products and the continued expansion of other product production programs at I(3)."

International Isotopes Inc has invested substantial funds since its Initial Public Offering in August, 1997 for the construction of facilities and the purchase of production equipment. The Company has experienced substantial delays in construction of the facilities due to "El Nino" weather, concrete rationing and a substantial shortage of subcontractor skilled labor and equipment vendor delays. Occupancy of the administration, manufacturing and service facility was achieved on August 4, 1998, occupancy of the finished radiopharmaceutical manufacturing facility on September 4, 1998 and occupancy of the LINAC radioisotope production facility on October 2, 1998. The delays in obtaining occupancy of our facilities, necessary to install manufacturing equipment and commence production, prevented sales and revenue from the Denton facilities during the third quarter, however, limited production will commence during the fourth quarter. Sales and revenue from our subsidiary, International Isotopes Idaho Inc., remained strong during the third quarter and will provide additional revenues for the fourth quarter.

International Isotopes Inc, headquartered in Denton, Texas is initiating operations to be the premier supplier of finished radiopharmaceuticals, pharmaceutical grade radiochemicals, radioisotopes and brachytherapy seeds used in nuclear medicine for diagnostics and therapeutic treatment of cancer and other diseases. The Company and its internationally recognized management team are also developing products for radiation therapy and medical imaging.


I(3) Safe Harbor Statement
Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to meet time schedules set forth in the prospectus, development of competitive products by others and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update statements in this press release.